Exhibit 10.19

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of January     , 2005 (this “Agreement”), between WABASH RIVER ENERGY, LTD., an Indiana corporation (“Seller”), and SG SOLUTIONS, LLC, an Indiana limited liability company (“Buyer”).

RECITALS

A. Seller is engaged in the business of operating a coal gasification plant in Vigo County, Indiana (the “Facility”) located on land leased from Cinergy/PSI Energy, which land is more particularly described on Exhibit A attached hereto (the “Business”), and Seller owns or leases, or has rights to all of the Assets (as hereinafter defined) used in connection with the Business.

B. Seller desires to sell, transfer and assign to Buyer all of Seller’s right, title, and interest in the Assets, and Buyer desires to purchase from Seller all of Seller’s right, title, and interest in the Assets, upon the terms and subject to the conditions set forth in this Agreement.

C. Seller and Buyer also have entered into that certain Master Agreement of even date herewith, the recitals, terms and provisions of which are incorporated herein by reference (the “Master Agreement”).

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

SALE AND PURCHASE OF ASSETS;

ASSUMPTION OF CERTAIN LIABILITIES

Section 1.1.Sale and Purchase of Assets. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as hereinafter defined), Seller agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer agrees to purchase, acquire and accept from Seller, free and clear of all claims, liens, restrictions, encumbrances or security interests of any nature whatsoever (except those listed on Schedule 3.7), all of Seller’s right, title and interest in and to all of the rights, properties, contracts, leases, licenses and other assets of Seller of every kind, character and description, whether tangible or intangible, whether real, personal or mixed, whether accrued, contingent or otherwise, and wherever located, used in connection with the Business except for the Excluded Assets (as hereinafter defined) [the assets which Seller is to sell to Buyer hereunder are hereinafter referred to as the “Assets”] Except for the Excluded Assets, the Assets shall include, by way of illustration and without limitation:

(a) Inventory. All raw materials, petroleum coke, work in process and finished products in Seller’s inventory used in the Business (collectively, the “Inventory”);

(b) Equipment. Except as set forth in Sections 1.2(e) and (f) hereof, all tangible personal property used in the Business, including, without limitation, furniture, fixtures, furnishings, signage, leasehold improvements, machinery, equipment, typewriters, telephone systems, computers, computer equipment and computer systems, hardware and software, office equipment, trucks, vehicles and other transportation equipment, parts, tools, supplies and other items of equipment of any nature whatsoever (collectively, the “Equipment”);

(c) Contract Rights. All of Seller’s rights under all leases and other Contracts (as hereinafter defined) of Seller listed on Schedule 1.1(c) attached hereto (the “Assumed Contracts”); the Assumed Contracts include, without limitation, all leases of land and other real property, buildings, structures, appurtenances or improvements leased by Seller in connection with the Business (the “Leased Premises”), all of which are listed by commonly known addresses on Schedule 1.1(c) hereto;

(d) Intellectual Property. Except as set forth in Sections 1.2(b) and (f) hereof, all computer programs, software, manuals and related rights used in the Business; all registrations of trademarks and of other marks, registrations of trade names, labels or other trade rights, and applications for any such registrations used in the Business; all copyrights, copyright registrations and applications therefor used in the Business; all trademarks and other marks, trade names, trade dress, labels and other trade rights, whether or not registered used in the Business; all websites, domain names, and related rights; all inventions, designs, know-how, trade secrets, improvements, formulae and similar assets used in the Business; all license, royalty or other agreements relating to any of the foregoing, including, without limitation, all technology licenses from ConocoPhillips Company; all claims and causes of action relating to any of the foregoing, including claims and causes of action for past infringement; and all other intellectual property rights of any character or description used in the Business (including without limitation unregistered patents, trademarks and other unregistered marks) (collectively, the “Intellectual Property”);

(e) Books and Records. All customer lists and records, prospect lists, mailing lists, marketing, sales and promotional materials and records, manuals, training materials, and similar items, and all books, records, files, computer software, data or databases, correspondence, memoranda, notes and other documents or papers and other evidence thereof relating to the Business, other than the organizational records, minute books, stock books and tax returns of Seller (collectively, the “Books and Records”);

(f) Permits. Except as set forth in Section 1.2(f) hereof, all assignable Permits (as hereinafter defined) owned or held by Seller used in the Business, and all rights related thereto, including, without limitation, applicable governmental air permits and water discharge permits;

(g) Goodwill. All goodwill and other intangible assets associated with the Business; and

(h) Accounts Receivable. Except as set forth in Section 1.2(g) hereof, all accounts receivable associated with the Business as of the date hereof.

The Assets more particularly described above include, except for (i) the Excluded Asset and (ii) the air separation unit which is being sold under separate agreement to Wabash Valley Power Association, Inc., all of Seller’s right, title and interest in and to all tangible property, used in connection with the operation of the Business.

Section 1.2.Excluded Assets. Buyer shall not purchase, and Seller shall retain, the following assets of Seller (collectively, the “Excluded Assets”):

(a) All rights or obligations under all Contracts of Seller other than the Assumed Contracts including, by way of illustration and without limitation, (i) any employment agreements, Employee Plans (as hereinafter defined) or other employment related Contracts or arrangements and (ii) any Contract representing any indebtedness.

(b) The name “Wabash River Energy, Ltd.” and Seller’s logo;

(c) The rights to any of Seller’s claims for any federal, state, local, or foreign tax refunds;

(d) The seals, minute books, stock register, or other records having to do with the organization of Seller;

(e) The Fuel Cell Unit at the Facility, including all equipment, fixtures and inventory related thereto (the “Fuel Cell Unit”);

(f) The air separation unit which Seller acquired from Global Energy, Inc. (“Global”) and which is located at the Facility (said air separation unit is hereinafter referred to as the “ASU”) and all Intellectual Property and Permits relating to the ASU; and

(g) The accounts receivable listed on Schedule 1.2(g) attached hereto.

Section 1.3. Assumption of Certain Liabilities.

(a) Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Buyer shall assume those liabilities and obligations of Seller arising out of or based upon Buyer’s ownership and/or operation of the Business from and after the Closing Date (and in particular, with respect to obligations under Assumed Contracts, only the obligations thereunder to the extent that such obligations are required pursuant to such Assumed Contracts to be performed after the Closing Date); and

(b) Buyer shall assume only the Assumed Liabilities described above. Said liabilities and obligations shall collectively be referred to hereinafter as the “Assumed Liabilities”) All other obligations, debts, Taxes (as hereinafter defined), operating expenses, rent, utilities and other liabilities of Seller of any kind, character or description, whether accrued, absolute, contingent or otherwise, shall not be assumed by Buyer and shall be retained by Seller. Without limitation of the foregoing:

(i) Buyer shall not assume, and Seller shall retain, all accounts payable and other current liabilities, and all loans, accounts and other amounts payable or to become payable by Seller, whether to financial institutions, officers, shareholders, affiliates or otherwise to any other person.

(ii) Buyer shall not assume, and Seller shall retain, all liabilities and obligations of Seller in respect of all federal, state, local and foreign taxes, assessments, charges, duties and fees or similar charges of any kind whatsoever (whether imposed directly or through withholding), including, without limitation, all net income, gross income, gross receipts, excise, property, sales, use (or any similar taxes), transfer, franchise, payroll, withholding, social security, employment, environmental business license fees, or other taxes, including any interest, penalties and additions imposed with respect to such amounts, in each case with respect to the income, operations or assets (including, without limitation, the Assets) of Seller or the Business up to the Closing Date (“Taxes”).

(iii) Buyer shall not assume, and Seller shall retain, all liabilities and obligations under any Contracts that are not Assumed Contracts. In particular, but without limitation, Buyer shall not assume any liabilities of Seller under, or be deemed a successor company to Seller in connection with any employment agreement, Employee Plan, collective bargaining agreement or other employment related arrangement to which the present or former employees of Seller are or were entitled (including any severance arrangements); and Buyer shall not assume, and shall have no liability whatsoever for, any wages, salaries, bonuses, deferred compensation, pension obligations, retirement benefits, health and welfare fund contributions, vacation pay, sick leave, severance pay or any other compensation or employee benefits to which the present or former employees of Seller are or were entitled (including any COBRA obligations, notices, or benefits);

(iv) Buyer shall not have any obligation to employ any of Seller’s employees in connection with or after the transactions contemplated hereby; and neither shall be required to assume any collective bargaining agreements or other understandings or arrangements between Seller and any union or other person or organization purporting to represent the present or former employees of Seller, or any employment agreements or understandings, written or oral, between Seller and any of its former or present employees.

(v) Buyer shall not assume, and Seller shall retain, all liabilities and obligations arising in connection with any Environmental Matters (as hereinafter defined).

(vi) Buyer shall not assume, and Seller shall retain, all liabilities and obligations relating in any manner to any of the Excluded Assets.

ARTICLE II

PURCHASE PRICE; CLOSING

Section 2.1.Purchase Price for Assets. The aggregate purchase price for the sale and purchase of the Assets shall be (i) a fifty percent (50%) Class B Member ownership interest in Buyer (the “Class B Membership Interest”), (ii) the release by Buyer of certain secured claims and judgments owed by Seller which have been assigned to Buyer from Seller’s creditors (the “Claims”) valued at Buyer’s actual out of pocket cost to acquire such Claims and (iii) cash which Claims and cash shall, in the aggregate, equal Seventeen Million Dollars ($17,000,000.00)

subject to the adjustments set forth in Section 2.3 below (such Class B Membership Interest, Claims and cash collectively being hereinafter referred to as the “Asset Purchase Price”). Buyer shall retain the cash and use it to pay the claims of RCC, Porvair and Sterling Boiler against Seller, or such other claims against Seller which involve the operation of the Facility. The decision on which other claims to pay shall be by agreement of Buyer and Seller.

Section 2.2.Adjustments.

(a) Debt Payments. The Asset Purchase Price assumes that, at the Closing, the Assets being purchased will be lien-free and debt-free (except for unaccrued contract payments for the contracts listed on Schedule 1.1(c) hereof and the encumbrances listed on Scheduled 3.7). Any amounts paid by Buyer to remove Liens (as hereinafter defined) on the Assets or pay any debt of Seller shall be deemed to have been paid to Seller as part of the cash portion of the Asset Purchase Price unless such payment by Buyer is treated as a loan to Seller as provided in the Master Agreement.

(b) Transfer Taxes. Except for sales taxes, all transfer taxes, fees and duties under applicable law incurred in connection with the sale and transfer of the Assets under this Agreement will be borne and paid by Seller.

(c) Utility Charges. All telephone, electricity and other utility charges paid or payable by Seller shall be prorated as of the Closing Date. For any metered utilities, Seller and Buyer shall ensure that all meters are read on the Closing Date and accordingly switched over to Buyer’s account as of such date.

Section 2.3.Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the sale and purchase of the Assets (the “Closing”) shall take place at the offices of Wabash Valley Power Association, Inc., 722 N. High School Road, Indianapolis, Indiana 46214, at 1:00 p.m., Indianapolis time, on January 14, 2005. The date and time at which the Closing occurs is hereinafter referred to as the “Closing Date.”

Section 2.4.Closing Matters. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a) Buyer shall deliver to Seller the Asset Purchase Price.

(b) Seller shall deliver to Buyer such bills of sale, assignments and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to Buyer, as shall be effective to vest in Buyer all of Seller’s right, title and interest in and to the Assets. In addition, Seller and Buyer shall execute and deliver those closing documents more particularly described in Exhibit B of the Master Agreement.

(c) Buyer shall deliver to Seller such written undertakings, in form and substance reasonably satisfactory to Seller, whereby Buyer shall assume and agree to perform the Assumed Liabilities.

(d) Seller and Buyer shall deliver to each other such other documents, certificates, instruments and writings required to be delivered pursuant to Article VIII of this Agreement or otherwise required pursuant to this Agreement or the Master Agreement.

Section 2.5. Allocation of Asset Purchase Price. The Asset Purchase Price shall be allocated as set forth on the attached Schedule 2.5 or, if Schedule 2.5 is not attached hereto, as subsequently agreed by the parties. If the parties are unable to agree, such allocation shall be determined by independent certified public accountants selected by mutual agreement of the parties. Each party hereto agrees (a) to complete jointly and to file separately Form 8594 with its federal income tax return consistent with such allocation for the tax year in which the Closing occurs and (b) that it shall not take a position on any income, transfer, gains or other tax return, or before any Governmental Entity charged with the collection of any such Tax or in any judicial proceeding, that is in any manner inconsistent with the terms of any such allocation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

Section 3.1.Organization and Qualification. Seller is a corporation duly organized and validly existing under the laws of the State of Indiana and has all requisite power and authority to own, lease and operate its properties and the Assets and to carry on its business as now being conducted.

Section 3.2.Authority. Seller has all requisite power and authority to execute and deliver this Agreement, the Master Agreement and each other agreement, instrument or document to be executed and delivered by Seller pursuant hereto and thereto (collectively, the “Seller Related Agreements”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Related Agreements by Seller, the performance of this Agreement and the Seller Related Agreements by Seller, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Seller and no other proceeding on the part of Seller is necessary to authorize this Agreement or the Seller Related Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon its execution and delivery by Seller, each Seller Related Agreement will constitute the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

Section 3.3.No Conflict; Required Filings and Consents.

(a) Except as set forth in Schedule 3.3(a), the execution and delivery of this Agreement and the Seller Related’Agreements by Seller do not, and the performance of this Agreement and the Seller Related Agreements by Seller and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the articles of incorporation or by-laws, in each case as amended or restated, of Seller, (ii) violate any permits or licenses applicable to the Business; (iii) conflict with or violate any United States federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Seller or by or to which any of its properties or assets is bound or subject or (iv) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any lien, encumbrance, security interest, mortgage, pledge, claim, option or restriction of any kind whatsoever (collectively “Liens”) on any of the Assets pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (collectively, “Contracts”) to which Seller is a party or by which any of the Assets or the Business is bound.

(b) Except as set forth in Schedule 3.3(b), the execution and delivery of this Agreement and the Seller Related Agreements by Seller do not, and the performance by Seller of this Agreement and the Seller Related Agreements and the consummation of the transactions contemplated hereby and thereby will not, require Seller to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any court, administrative agency or commission or other governmental entity, authority or instrumentality, whether foreign or domestic (a “Governmental Entity”), or any third party.

Section 3.4.[INTENTIONALLY OMITTED]

Section 3.5. Depreciation Schedules.

Attached to this Agreement as Schedule 3.5 is a verified copy of the depreciation schedule attached to Seller’s Tax Return for fiscal year 2000.

Section 3.6. [INTENTIONALLY OMITTED]

Section 3.7. Warranty of Title. Except as set forth in Schedule 3.7, Seller is the true and lawful owner of, and owns all right, title and interest in and to, all of the Assets, free and clear of all Liens. Except as set forth in Schedule 3.7, upon the sale of the Assets to Buyer pursuant to this Agreement, (a) all right, title and interest in and to all of the Assets, free and clear of all Liens, will pass to Buyer on the Closing Date and (b) all of the Assumed Contracts and assignable Permits included in the Assets shall be validly assigned to Buyer and, except to the extent thereafter amended by Buyer, Buyer shall have all of the rights and privileges thereunder after the Closing Date to the same extent as though Buyer were the original party thereto. Except as set forth in Schedule 3.7, no person has any right to assert any Lien in any amount against any of the Assets. Neither Gasification Engineering Corp. nor Global Energy, Inc. have any right, title or interest in and to any of the Assets.

Section 3.8.Property and Equipment.

(a) Schedule 3.8(a) sets forth a true, correct and complete list of all of the Equipment, materials and supplies used in connection with the Business as of the date of execution of this Agreement.

(b) Except as set forth in Schedule 3.8(b), all of the Equipment and the buildings, plants, improvements, structures, machinery and other equipment and tangible assets of Seller comprised in the Assets and the Leased Premises (i) are structurally sound, are in good operating condition and repair (subject to routine maintenance in the ordinary course of business) and are adequate for the uses to which they are being put in the Business, (ii) together with any leased equipment referred to in Section 3.9 below, constitutes all of the equipment necessary and sufficient for the continued conduct of the Business by Buyer after the Closing in the same manner as conducted prior to the Closing.

Section 3.9.Contracts; Equipment Leases.

(a) Except as set forth in Schedule 3.9(a), the Assumed Contracts constitute all of the Contracts to which Seller is a party that relate in any way to the Business or the Assets which are not Excluded Assets. True, correct and complete copies of all of the Assumed Contracts, in each case as amended through the date hereof, have been delivered to Buyer. Each of the Assumed Contracts is valid, binding and enforceable in accordance with its terms and there is not any existing default or event of default, or any event which, with or without notice or lapse of time or both, would constitute a default under any Assumed Contract by Seller or, to the knowledge of Seller, by any other party thereto.

(b) In addition, with respect to each Assumed Contract that is a lease of equipment or other personal property, except as set forth in Schedule 3.9(b), (i) such lease creates a valid leasehold interest in all property purported to be leased thereunder, (ii) all rent and other required payments have been timely paid by Seller through the date hereof, (iii) Seller is in possession and quiet enjoyment of all of such property, (iv) such property is in good operating condition and repair (subject to routine maintenance in the ordinary course of business) and is adequate for the uses to which it is being put in the Business, and (v) subject to any notice or required consent of the lessor listed in Schedule 3.3(b), Seller has the right to assign such lease to Buyer hereunder and, upon such assignment, Buyer will have all rights of the lessee thereunder for its own use and benefit for the remaining term of such lease and any renewals thereof.

Section 3.10. Certain Matters Relating to the Leased Premises. Except as set forth in Schedule 3.10:

(a) The Leased Premises constitute all land and other real property, and all buildings, structures, appurtenances and improvements situated thereon, leased or used by Seller in connection with the Business.

(b) To Seller’s knowledge, the Leased Premises comply in all material respects with all applicable laws and regulations including, without limitation, all health, building, fire, safety and other codes, ordinances, standards and requirements, all applicable standards of the National Board of Fire Underwriters and the Americans With Disabilities Act of 1990. The Leased Premises are in compliance in all material respects with all applicable zoning requirements and the use of the Leased Premises for the operation of the Business is a permitted or legally established use under applicable zoning requirements.

(c) None of the Leased Premises is located in an area designated as requiring flood insurance as established by the Flood Disaster Act of 1973, as amended, or has been designated as wetlands or declared blighted by any Governmental Entity.

(d) There is available to the Leased Premises through public or private easements or rights-of-way abutting or crossing the Leased Premises, a water supply and a sanitary sewer service approved by all applicable Governmental Entities having jurisdiction, and electric, gas (if applicable) and telephone service, all of sufficient capacity to serve the needs of the Leased Premises. At the Closing Date, the Leased Premises will be served by ample public utilities to permit full utilization of the Leased Premises for its intended purposes and all utility connection fees and use charges for which Seller has been billed will have been paid in full.

(e) All streets, roads, highways, bridges and waterways necessary for access to and full use, occupancy, operation and disposition of the Leased Premises for its intended purpose have been completed, have been dedicated to and accepted by the appropriate Governmental Entities and are open and available to the Leased Premises without further condition or cost to Seller and have adequate capacity for the Business’ needs.

(f) No condemnation or eminent domain proceedings affecting the Leased Premises have been commenced or, to the knowledge of Seller, are contemplated.

(g) There are no outstanding mechanics’ liens, or rights to claim a mechanics’ lien in favor of any materialman, laborer, or any other person in connection with labor or materials furnished to or performed on any portion of the Leased Premises that will not have been fully paid for on or prior to the Closing Date; no work has been performed or is in progress nor have materials been supplied to the Leased Premises or agreements entered into for work to be performed or materials to be supplied to the Leased Premises prior to the date hereof, which will not have been fully paid for on or prior to the Closing Date or which might provide the basis for the filing of such Liens against the Leased Premises; and Seller has made no Contract of any kind the performance of which by the other party thereto would give rise to an Lien on any of the Leased Premises.

Section 3.11. Environmental Matters. The representations and warranties of Seller relating to environmental matters at the Leased Premises are set forth in Article VI below.

Section 3.12. Related Party Arrangements. Neither any shareholder of Seller nor any current or former director, officer or employee of Seller, or any affiliate or associate of any shareholder or any such director, officer or employee, is a party to any Assumed Contract or other commitment to which Seller is a party or by which any of the Assets or the Business is bound, or has a material interest in any Assumed Contract or any of the Assets or the Business.

Section 3.13. Intellectual Property. Schedule 3.13 sets forth a true, correct and complete list of all of the Intellectual Property that is patented, registered or otherwise the subject of any filing with any Governmental Entity (other than charter documents, qualifications to do business and other similar documents filed with the secretaries of state or similar officials of any jurisdiction) for which any privacy rights have been claimed. Except as set forth in Schedule 3.13, (a) Seller is the true and lawful owner of, and owns all right, title and interest in and to, all of the Intellectual Property, free and clear of all Liens, (b) the use and registration of the Intellectual Property do not infringe any rights of any other person and are not being infringed by any other person and (c) there is no action, suit or proceeding pending or, to the knowledge of Seller, threatened, by or against Seller regarding the ownership of, or rights to sell or use, any of the Intellectual Property.

Section 3.14. Permits. Seller possesses all licenses, permits and other authorizations from Governmental Entities required by applicable provisions of laws, ordinances, rules and regulations (collectively, “Permits”), necessary for the operation of the Business as it exists on the date hereof and through Closing Date, all of which are in full force and effect and are listed in Schedule 3.14 with expiration dates, if applicable. All of such Permits are assignable to Buyer upon the Closing, Buyer shall acquire all right, title and interest in and to all of such Permits as shall be necessary or convenient to continue to operate the Business after the Closing Date in the same manner as conducted prior to the Closing.

Section 3.15. Compliance with Law. Except as set forth in Schedule 3.15, Seller is in compliance with the terms and conditions of all of the Permits and all laws, rules, regulations and orders applicable to Seller, the Assets or the Business; and Seller has not received any notification that Seller or any of its business practices is in violation of any Permit or any such law, rule, regulation or order.

Section 3.16. Absence of Litigation. Except as set forth in Schedule 3.16, (i) there is no claim, action, suit, proceeding or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), by or before any Governmental Entity pending or, to the knowledge of Seller, threatened against Seller, and (ii) Seller is not a party or subject to or in default under any judgment, order or decree of any Governmental Entity, or any settlement agreement.

Section 3.17. Insurance. Schedule 3.17 sets forth a true, correct and complete list of all liability, fire, casualty, fidelity, automobile, workers’ compensation and other insurance policies currently held by or on behalf of Seller, and a description of any self-insurance arrangements by or affecting Seller, including any reserves established thereunder. Such policies are in amounts deemed to be adequate by Seller and are sufficient for compliance with all requirements of Governmental Entities and Contracts to which Seller is subject. All of such policies are in full force and effect, all premiums with respect thereto are currently paid and Seller has received no notice of cancellation or other notice that any such policy will not be renewed.

Section 3.18. Taxes.

(a) As used in this Agreement:

(i) “Audit” means any audit, assessment of Taxes, examination or other proceeding by the IRS or any other Governmental Entity responsible for the administration of any Taxes, proceeding or appeal of such proceeding relating to Taxes.

(ii) “Code” means the Internal Revenue Code of 1986, as amended.

(iii) “IRS” means the Internal Revenue Service of the United States.

(iv) “Tax Returns” means all federal, state, local and foreign tax returns, declarations, estimates, statements, reports, claims for refund, schedules, forms, and information returns and other documents (including any related supporting information) and any amended Tax Return filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

(b) Except as set forth in Schedule 3.18(b), (i) all Tax Returns required to be filed on or prior to the Closing Date have been duly and timely filed, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true, accurate and complete in all respects and (ii) all Taxes have been duly paid on a timely basis, except for Taxes not yet due and payable for which adequate reserves have been established in accordance with GAAP.

(c) Except as set forth in Schedule 3.18(c), (i) no Tax Return is currently under Audit by any taxing authority and no notice of any such Audit has been received, (ii) no deficiencies for any Taxes have been proposed, asserted or assessed by any taxing authority with respect to liabilities for Taxes which have not been fully paid or finally settled and (iii) an adequate reserve in accordance with GAAP has been established in the Seller Financial Statements with respect to any Taxes which may successfully be proposed, assessed or asserted.

(d) Except as set forth in Schedule 3.18(d), Seller has complied with all withholding Tax requirements and procedures and, in the case of social security, unemployment, employee payroll and withholding Taxes, has withheld amounts from its employees and, with respect to such employees, has filed all Tax Returns regarding employee income Tax withholding and social security, unemployment Taxes and all other payroll Taxes in compliance with applicable Tax withholding provisions and has made all required remittances in respect of such amounts withheld.

Section 3.19. Benefit Plans.

(a) As used in this Agreement:

(i) “Employees” means the employees or former employees of Seller.

(ii) “Employee Plans” means any pension, retirement, profit-sharing, deferred compensation, stock purchase, stock option, bonus or other incentive plan, any program, arrangement, agreement or understanding relating to or otherwise affecting the delivery of medical, dental or other health benefits to Employees, any life insurance, accident, disability, workers’ compensation, severance or separation plan, or any other employee benefit plan, including, without limitation, any Plan, and, with respect to all of the above, to which Seller contributes or is a party or is bound or under which it may have liability and under which Employees are eligible to participate or derive a benefit.

(iii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.

(b) Neither Seller nor any entity which is under common control with Seller, within the meaning of Section 4001(b) of ERISA (each, an “ERISA Affiliate”), maintains or has ever maintained or participated in any Employee Plan. Neither Seller nor any ERISA Affiliate has at any time terminated or withdrawn from any Employee Plan.

(c) Neither Seller nor any ERISA Affiliate contributes to, is obligated to contribute to, has contributed to, or has been obligated to contribute to, and none of the Employees is a participant in, any multiemployer plan, within the meaning of Section 4001 (a)(3) or Section 3(37) of ERISA.

Section 3.20. Labor Matters.

(a) Schedule 3.20(a) sets forth a true, correct and complete list of all current Employees.

(b) Except as set forth in Schedule 3.20(b), Seller has complied in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours of work and occupational safety and health, including, without limitation, any such laws respecting employment discrimination, and are not engaged in any unfair labor practice as defined in the National Labor Relations Act or other applicable law, ordinance or regulation.

(c) Except as set forth in Schedule 3.20(c), no union or labor organization claims to represent the Employees and Seller has no knowledge of any current union organizing activities among the Employees, nor does any question concerning representation exist concerning such Employees. There is no unfair labor practice charge or complaint against Seller pending or, to the knowledge of Seller, threatened before the National Labor Relations Board or any comparable state, local or foreign agency, and there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to Seller’s knowledge, threatened against or directly affecting Seller and during the past five years there has not been any such action.

(d) Seller is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to the Employees. No such agreement restricts Seller from relocating or closing any operations.

(e) Seller is not delinquent in payments to any Employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such Employees and Seller has paid all sums required to be paid to government agencies on account of such employees.

(f) There are no employment contracts or agreements for a specified duration, agreements providing for severance or other benefits in the event of termination, or agreements establishing a standard of just cause for dismissal between Seller and any of the current or former Employees.

(g) Seller has delivered to Buyer a true and complete copy of its severance policies applicable to the Employees. Except as set forth in such severance policies, upon termination of the employment of any of the Employees after the date hereof or after the Closing

Date, neither Seller nor Buyer will be liable, directly or indirectly, to any of the terminated Employees for severance pay or other severance benefits, whether by policy, benefit plan, practice or Contract.

(h) Except as set forth in Schedule 3.20(h), there are no complaints, charges, lawsuits or other proceedings pending or, to the knowledge of Seller, threatened by or before any Governmental Entity by or on behalf of any present or former Employee, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship. There is no grievance or arbitration proceeding arising out of or under collective bargaining agreements or other grievance procedures pending or, to the knowledge of Seller, threatened, and no claims therefor exist. Seller has received no notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to Seller and no such investigation is in progress.

(i) Since the enactment of the WARN Act, Seller has not effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility used in connection with its business; or (ii) a “mass layoff (as defined in the WARN Act) affecting any site of employment or facility used in connection with its business; nor has Seller been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.

Section 3.21. No Misleading Statements. Neither this Agreement (including the Schedules attached hereto, which are incorporated herein by reference), any Seller Related Agreement, nor any certificate or other document delivered by Seller in connection herewith contains, or will contain when delivered, any untrue statement of a material fact or omits to state, or will omit to state when delivered, a material fact necessary in order to make the statements made herein or therein (or in any such Schedule or any such certificate or other document), in light of the circumstances under which they were made, not misleading.

Section 3.22. Brokers. No broker, finder or investment banker, including any director, officer, employee, affiliate or associate of Seller, is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Seller or any of its affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 4.1.Organization and Authority. Buyer is a limited liability company duly organized and validly existing under the laws of the State of Indiana and has all requisite power and authority to execute and deliver this Agreement and each other agreement, instrument or document to be executed and delivered by Buyer pursuant hereto (collectively, the “Buyer Related Agreements”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Buyer Related Agreement by Buyer, the performance of this Agreement and each Buyer Related Agreement by Buyer, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Buyer and no other proceeding on the part of Buyer is necessary to authorize this Agreement or the Buyer Related Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon its execution and delivery by Buyer, each Buyer Related Agreement will constitute the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

Section 4.2.No Conflict; Required Consents and Approvals.

(a) The execution and delivery of this Agreement and each Buyer Related Agreement by Buyer do not, and the performance of this Agreement and each Buyer Related Agreement by Buyer and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the articles of organization or the operating agreement of Buyer, (ii) conflict with or violate any United States federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Buyer or by or to which any of its properties or assets is bound or subject or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, any Contracts to which Buyer is a party or by which any of its properties or assets is bound.

(b) The execution and delivery of this Agreement and the Buyer Related Agreements by Buyer do not, and the performance by Buyer of this Agreement and the Buyer Related Agreements and the consummation of the transactions contemplated hereby and thereby will not, require Buyer to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any court, administrative agency or commission or other Governmental Entity, or any third party, except for Buyer’s lender.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1.Confidentiality. The terms and existence of this Agreement will remain confidential. No party to this Agreement will disclose to any third party any of the terms of this Agreement without the prior written consent of the other parties to this Agreement (other than to such party’s attorneys, accountants, lenders, and other advisers who are directly involved in the transactions evidenced by this transaction), unless required, in the opinion of legal counsel, to be disclosed by law, in which case the parties will discuss the terms of such disclosure prior to its release. Each party to this Agreement shall be responsible for ensuring that its agents and representatives comply with this Section.

Section 5.2.Bulk Sales Law. Inventory is not a material portion of the Assets to be sold to Buyer hereunder. Buyer and Seller agree that the notice provisions of the bulk sales provisions of the Uniform Commercial Code as in effect in all applicable jurisdictions (the “Bulk Sales Law”) shall not apply to this transaction. Seller shall indemnify and hold harmless Buyer from and against any liability, loss, damage, claim, cost or expense, including reasonable attorneys’ fees, incurred by Buyer and arising out of or based upon an assertion of noncompliance by Seller with the provisions of the Bulk Sales Law.

Section 5.3.Further Assurances. At any time and from time to time after the Closing, Seller shall, at the reasonable request of Buyer and at Seller’s expense and without further consideration, execute and deliver any further bills of sale, endorsements, assignments and other instruments of conveyance and transfer, and take such other actions as Buyer may reasonably request in order (a) to more effectively transfer, convey, assign and deliver to Buyer, and to place Buyer in actual possession and operating control of, and to vest, perfect or confirm, of record or otherwise, in Buyer all right, title and interest in, to and under the Assets, (b) to assist in the collection or reduction to possession of any and all of the Assets or to enable Buyer to exercise and enjoy all rights and benefits with respect thereto, or (c) to otherwise carry out the intents and purposes of this Agreement. In the case of rights (including, without limitation, under any Contract) which cannot be transferred effectively without the consent of third parties, Seller shall use its best efforts (within commercially reasonable limits) to obtain such consent and to assure to Buyer the benefits thereof during the respective terms thereof.

Section 5.4.Books and Records. On the Closing Date, Seller shall deliver to Buyer all of the Books and Records. However, if at any time after the Closing Date, Seller or Buyer discovers any other Books and Records that have not been delivered to Buyer, Seller shall promptly deliver them to Buyer. From and after the Closing Date, Seller may retain copies of such Tax, finance and legal records as Seller may deem reasonably necessary. Seller shall not, and shall cause its representatives not to, use any information retained pursuant to this Section 5.4 for any purpose unrelated to the transactions contemplated by this Agreement, and all of such information shall remain subject to the terms and conditions of the Confidentiality Agreement.

Section 5.5.Public Announcements. No party hereto shall issue any public announcement, report, statement or press release or otherwise make any public statement regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto, except as otherwise required by law.

Section 5.6.Termination of ConocoPhillips Agreements. Within fifteen (15) days following the Closing, Seller shall terminate its existing Professional Services Agreement and Site Access and Use Agreement with ConocoPhillips with respect to the Business.

ARTICLE VI

ENVIRONMENTAL MATTERS

Section 6.1.Certain Definitions. As used in this Agreement:

(a) “De Minimis Amounts” means that level or quantity of Hazardous Materials, the storage, use, disposal, or Release of which does not constitute a violation of, or require any regulation or any reporting, Remediation or other action to be made or taken under, any Hazardous Materials Laws.

(b) “Environmental Condition” means any condition with respect to soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air or any environmental medium on, under, in or about any of the Leased Premises, whether or not yet discovered, which could or does result in any Loss, contribution, cost recovery or other obligation of any nature whatsoever, or any injury, claim, action, suit, proceeding or investigation of any kind, or any judgment, order or decree, in each case of or against Seller or Buyer to or by any other person (including, without limitation, any Governmental Entity).

(c) “Environmental Matters” means, collectively, any Environmental Condition, any Release or any violation of any Hazardous Materials Laws on, under, in or about, or with respect to, any of the Leased Premises or other premises used in the Business with respect to any period prior to the Closing Date (regardless of whether such matter has been disclosed to Buyer in Schedule 6.2(b) or Schedule 6.2(c) or otherwise).

(d) “Hazardous Materials” means any hazardous or toxic substance, material, waste, pollutant or contaminant which is or becomes considered as such by any Governmental Entity or is otherwise regulated or subject to liability under the laws, rules or regulations of any such jurisdiction, and includes, without limitation, any material or substance that is or becomes defined or included in the definition of “hazardous substance,” “hazardous waste,” hazardous chemical,” “toxic substance,” “toxic chemical,” “pollutant,” “contaminant,” or “regulated substance” or words of similar import under any Hazardous Materials Law.

(e) “Hazardous Materials Laws” means (i) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act; the Toxic Substances Control Act; the Occupational Safety and Health Act of 1970; the Federal Water Pollution Control Act; the Solid Waste Disposal Act; the Clean Air Act; the Clean Water Act; the Safe Drinking Water Act; the Resource Conservation and Recovery Act (including, without limitation, Subtitle I relating to UST Systems); and the Federal Insecticide, Fungicide and Rodenticide Act, (ii) regulations promulgated under any of the above statutes; (iii) any applicable federal, state or local statute, ordinance, rule or regulation, or any common law, that relates to environmental conditions, human health, industrial hygiene, or Hazardous Materials; in each case, as amended; and (iv) the applicable terms and conditions associated with any Permit issued to and held by Seller pursuant to any of the foregoing.

(f) “Losses” is defined in Section 7.1 hereof.

(g) “Release” means any presence, release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

(h) “Remediation” means any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Release or Environmental Condition, any actions to prevent, cure or mitigate any Release or Environmental Condition, any action to comply with any Hazardous Materials Laws or with any Permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or any evaluation relating to any Hazardous Materials or Environmental Condition.

(i) “UST Systems” means all underground storage tanks located on or under any of the Leased Premises and all associated piping, lines, pumps, siphons and other ancillary equipment and containment systems, used in connection with the storage, dispensing or general use of any Hazardous Materials.

Section 6.2.Representations and Warranties. Seller hereby represents and warrants to Buyer as follows:

(a) Except as set forth in Schedule 6.2(a), Seller has obtained all Permits that are required in respect of the Leased Premises or the Business under applicable Hazardous Materials Laws, all of which are in full force and effect, and Seller and the operation of the Business, the Leased Premises and the Assets are in compliance with the terms and conditions of all such Permits. Seller has and, to Seller’s knowledge, any current or previous owner, tenant, occupant, operator or user of any of the Leased Premises has, kept and maintained the Leased Premises (including, without limitation, the groundwater on or under the Leased Premises) and conducted its business in compliance with all applicable Hazardous Materials Laws. Seller has filed all reports and notices required by all applicable Hazardous Materials Laws and has maintained all environmental and operating documents and records in the manner and for the periods required by such Hazardous Materials Laws.

(b) Except as set forth in Schedule 6.2(b), neither Seller nor, to Seller’s knowledge, any current or previous owner, tenant, occupant, operator or user of any Leased Premises, has stored, dispensed or used any other Hazardous Materials on, under, in or about the Leased Premises in excess of De Minimis Amounts.

(c) Except as set forth in Schedule 6.2(c), (i) there has been no Release of Hazardous Materials in excess of De Minimis Amounts on, under, in or about any of the Leased Premises, (ii) there are no Environmental Conditions at any of the Leased Premises, and (iii) there is no Remediation underway at any of the Leased Premises.

(d) Except as set forth in Schedule 6.2(d), (i) Seller is not subject to any judgment, order or decree under any Hazardous Material Law or relating to any Release or Environmental Condition; (ii) there is no claim, action, suit, proceeding or investigation or cease and desist order pending, or to Seller’s knowledge, threatened or contemplated, by or before any third party, including any Governmental Entity, against Seller, or, to Seller’s knowledge, any current or previous owner, tenant, occupant, operator or user of any of the Leased Premises, relating to any Release or Environmental Condition; (iii) there are no enforcement, clean-up, removal, mitigation or other governmental or regulatory actions instituted, or, to Seller’s knowledge, threatened or contemplated, pursuant to any Hazardous Materials Laws concerning or dealing with any of the Leased Premises, any Assets or the Business; and (iv) to Seller’s knowledge, there are no occurrences or conditions at any of the Leased Premises, at any other property, or associated with the Business, which could give rise to any such governmental or regulatory action or third-party claim, or which could subject Seller, Buyer or any of the Leased Premises to any restrictions on ownership, occupancy, transferability or use of the Leased Premises under any Hazardous Materials Laws.

Section 6.3.Indemnification by Seller. It is expressly acknowledged that Buyer is not assuming and shall not be liable for, any liabilities or obligations relating to any Environmental Matters. Accordingly, pursuant to Article VII hereof, Seller shall indemnify and hold Buyer and its affiliates, directors, officers, managers, members, employees, stockholders, agents and representatives, harmless from and against any Losses incurred by any of them and arising out of or based upon (a) any breach of the representations and warranties set forth in Section 6.2 or (b) any Environmental Matters whatsoever. The fact that an Environmental Matter has been disclosed to Seller in Schedule 6.2(a) through (d) (or any subpart of Schedule 6.2) or otherwise, or that Buyer acquires knowledge of such Environmental Matter in the course of any pre-Closing environmental testing and investigation of the Leased Premises, shall not in any manner affect the indemnification obligations of Seller hereunder.

Section 6.4.Other Rights and Remedies Not Affected. The indemnification rights of the parties under this Article VI are independent of and in addition to such rights and remedies the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of either party hereto, including without limitation the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

ARTICLE VII

INDEMNIFICATION

Section 7.1.Indemnification by Seller. Until December 31, 2010, Seller shall indemnify and hold Buyer harmless from and against any liability, loss, damage, claim, cost or expense (including, without limitation, expenses of investigation and defense and reasonable fees and disbursements of counsel), Liens, or other obligations of any nature whatsoever (collectively, “Losses”), incurred by any of them and arising out of or based upon:

(a) any breach by Seller of its representations, warranties, covenants or agreements set forth in this Agreement, the Master Agreement, any Ancillary Agreement, or any other document or instrument delivered by Seller pursuant hereto or thereto;

(b) any claim, action, suit, proceeding or investigation of any kind, at law or in equity, arising primarily from acts, omissions, events or other conditions that occurred or existed with respect to the Assets or the Business at any time prior to the Closing, including, without limitation, all claims of ConocoPhillips against Seller; and

(c) any obligations, debts, Taxes, operating expenses, rent, utilities and other liabilities of Seller of any kind, character or description, whether accrued, absolute, contingent or otherwise, that are not expressly assumed by Buyer pursuant to Section 1.3 above, including for purposes of clarity and without limitation, any Losses incurred as a result of any Environmental Matters (as provided for in Section .6.3 hereof) or condition asserted against Buyer or the Assets.

Seller shall have no right to seek contribution from Buyer with respect to all or any part of their indemnification obligations hereunder, and such obligations shall not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) by or on behalf of Buyer at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or agreement of Seller.

Seller’s obligations under this Section 7.1 shall expire and be of no further effect at 11:59 p.m., Indianapolis time, on December 31, 2010.

Section 7.2.Indemnification by Buyer. Until December 31, 2010, Buyer shall indemnify and hold Seller harmless from and against any Losses incurred by them and arising out of or based upon any breach by Buyer of any of its representations, warranties, covenants or agreements set forth in this Agreement or any Buyer Related Agreement.

Buyer’s obligations under this Section 7.2 shall expire and be of no further effect at 11:59 p.m., Indianapolis time, on December 31, 2010.

Section 7.3.Defense or Prosecution of Claims. As promptly as practicable after its discovery of grounds for a claim for indemnification hereunder, a party entitled to indemnification hereunder (the “Indemnified Party”) shall deliver a written claim for indemnification to an indemnifying party or parties (individually or collectively, the “Indemnifying Party”), specifying in reasonable detail the basis therefor and, if known, the amount, or an estimate of the amount, of the Losses arising therefrom. Thereafter, the Indemnified Party shall provide to the Indemnifying Party all information and documentation reasonably available to it to support and verify such claim. If the facts giving rise to a claim for indemnification hereunder arise out of the claim of any third party, or if there is any claim against a third party, the Indemnifying Party may, at its option, assume the defense or the prosecution thereof, with counsel satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, unless (i) such claim seeks an order, injunction or other equitable relief against the Indemnified Party, (ii) such claim is in respect of any Environmental Matters, or (iii) the Indemnified Party shall have reasonably concluded that there is a conflict of interest between Seller and Buyer in the defense or prosecution of such claim. After any assumption of the defense or prosecution of any claim by the Indemnifying Party, it shall not be liable to the Indemnified Party for any legal expenses thereafter incurred by the Indemnified Party in connection with the defense or prosecution thereof other than reasonable costs of investigation and any costs incurred in the course of such defense or prosecution. In any such event, whether or not the Indemnifying Party does so assume the defense or prosecution thereof, Seller and Buyer shall cooperate in:the defense or prosecution thereof and shall furnish such records and information and attend’at such proceedings as may be reasonably requested in connection herewith. The Indemnifying Party shall have no indemnification obligations with respect to any claim or demand that is settled by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), other than any claim or demand as to which the Indemnifying Party shall not have assumed the defense or prosecution thereof.

Section 7.4.Payment of Losses; Set-Off. All Losses incurred by an Indemnified Party that are subject to indemnification hereunder shall be payable by the Indemnifying Party within 30 days after a valid claim for indemnification is made in accordance with this Article VII.

Buyer shall be entitled to offset any such Losses against amounts otherwise payable to Seller pursuant to this Agreement, the Operating Agreement of Buyer, or otherwise. Neither the exercise nor the failure to exercise of Buyer’s rights under the foregoing rights of set-off shall constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

ARTICLE VIII

CONDITIONS

Section 8.1.Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law in a written instrument executed and delivered by Buyer:

(a) Representations and Warranties. Each of the representations and warranties of Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as though made on and as of the Closing Date.

(b) Agreements and Covenants. Seller shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date,

(c) Certificate. Buyer shall have received a certificate or certificates signed by the President of Seller to the effect set forth in Sections 8.1(a) and (b).

(d) Seller’s Certificate. Buyer shall have received a certificate of the Secretary or Assistant Secretary of Seller, certifying as to the resolutions of the board of directors and the shareholders of Seller approving the execution and delivery of this Agreement and the Master Agreement and the performance of the transactions contemplated hereby and thereby.

(e) Certificate of Existence. Buyer shall have received a certificate of existence for Seller from the Secretary of State of the State of Indiana, dated as of a date not earlier than 10 days prior to the Closing Date.

(f) Consents and Approvals. All filings required to be made prior to the Closing by Seller with, and all consents, approvals and authorizations required to be obtained by Seller from, any Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, or in order to permit Buyer to own or operate the Assets and the Business after the Closing, shall have been made or obtained (as the case may be); and Seller shall have obtained the necessary consents to consummation of the transactions contemplated hereby of the persons set forth in Schedule 3.3(b), on terms and conditions reasonably satisfactory to Buyer.

(g) No Order. No litigation or other proceeding by or before any Governmental Entity shall have been instituted, and no Governmental Entity, including any federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, judgment, decree, injunction or other order (whether temporary, preliminary or permanent), which, in either case, is in effect and which has the effect of making the transactions contemplated by this Agreement illegal, or otherwise restrains consummation of the transactions contemplated hereby, or that could reasonably be expected to affect Buyer’s ownership and control or rights to use or otherwise receive the benefit of any of the Assets following the Closing Date (collectively, an “Order”).

(h) Due Diligence. Buyer shall have completed its due diligence investigation relating to the Business, its current and past operations, and each Asset, and Buyer shall be satisfied with the results of its investigation, with such satisfaction being determined by Buyer in its sole and absolute discretion.

(i) Legal Opinion. Buyer shall have received the opinion of Wood & Lamping, LLP, counsel to Seller, dated the Closing Date, addressed to Buyer and in substantially the form attached hereto as Exhibit 8.1(i) and otherwise in form and substance reasonably satisfactory to Buyer.

(j) Legal Details. All other legal details and corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to Buyer and its counsel, and Buyer and its counsel shall have received all such counterpart originals or certified or other copies of such documents as Buyer or its counsel may reasonably request.

(k) New Power Supply Contract. Buyer shall have entered into a long term power supply contract between Buyer and Cinergy/PSI Energy for power from Cinergy/PSI Energy’s Generator fueled by the Business’ synthetic natural gas on such terms and conditions as are acceptable to Buyer in its sole discretion;

(1) Synthetic Gas Supply Contract. Buyer shall have entered into an amendment and assignment of the synthetic gas supply contract between Seller and Cinergy/PSI Energy or a new agreement for the sale of synthetic gas to Cinergy/PSI Energy on such terms and conditions as are acceptable to Buyer in its sole discretion.

(m) ConocoPhillips Claims. Seller shall have successfully settled any and all claims between Seller and ConocoPhillips.

Section 8.2.Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law, in a written instrument executed and delivered by Seller:

(a) Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement shall have been true and correct in all material respects on and as of the Closing Date, as though made on and as of the Closing Date.

(b) Agreements and Covenants. Buyer shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Certificate. Seller shall have received a certificate or certificates signed by the President of Buyer to the effect set forth in Sections 8.2(a) and (b).

(d) Buyer’s Certificate. Seller shall have received a certificate of the Secretary or Assistant Secretary of Buyer, certifying as to the resolutions of the Management Board of Seller approving the execution and delivery of this Agreement and the Master Agreement and the performance of the transactions contemplated hereby and thereby.

(e) Certificate of Existence. Seller shall have received a certificate of existence for Buyer from the Secretary of State of the State of Indiana, dated as of a date not earlier than 10 days prior to the Closing Date.

(f) Consents and Approvals. All filings required to be made prior to the Closing by Buyer with, and all consents, approvals and authorizations required to be obtained by Buyer from, any Governmental Entities or lender in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been made or obtained (as the case may be).

(g) No Order. There shall be no Order.

(h) Legal Opinion. Seller shall have received the opinion of Parr Richey Obremsky & Morton, counsel to Buyer, dated the Closing Date, addressed to Seller and in substantially the form attached hereto as Exhibit 8.2(h) and otherwise in form and substance reasonably satisfactory to Seller.

(i) New Power Supply Contract. Buyer shall have entered into a long term power supply contract between Buyer and Cinergy/PSI Energy for power from Cinergy/PSI Energy’s Generator fueled by the Business’ synthetic natural gas on such terms and conditions as are acceptable to Buyer in its sole discretion;

(j) Synthetic Gas Supply Contract. Buyer shall have entered into an amendment and assignment of the synthetic gas supply contract between Seller and Cinergy/PSI Energy or a new agreement for the sale of synthetic gas to Cinergy/PSI Energy on such terms and conditions as are acceptable to Buyer in its sole discretion.

(k) ConocoPhillips Claims. Seller shall have successfully settled any and all claims between Seller and ConocoPhillips.

(1) Air Separation Unit. Wabash Valley Power Association, Inc. (“WVPA”) shall have acquired or shall be acquiring simultaneously with the Closing the air separation unit from Seller pursuant to a separate agreement between WVPA and Seller of even date herewith.

ARTICLE IX

MISCELLANEOUS AND GENERAL

Section 9.1.Payment of Expense. Whether or not the transactions contemplated by this Agreement are consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby.

Section 9.2.Survival. All representations, warranties, covenants, and agreements in this Agreement shall survive the Closing until 11:59 p.m., Indianapolis time, on December 31, 2010.

Section 9.3.Entire Agreement; Assignment; Etc. This Agreement (including the Exhibits and Schedules attached hereto and incorporated herein by reference and the Master Agreement) constitutes the entire agreement, and supersedes all other agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall not be assignable by operation of law or otherwise and is not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto; provided, however, that Buyer may assign all or any part of its rights and obligations hereunder to any affiliate of Buyer.

Section 9.4.Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof,

Section 9.5.Severability. If any term or other provision of this Agreement, or any portion thereof, is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement, or remaining portion thereof, shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any such term or other provision, or any portion thereof, is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are consummated to the fullest extent possible.

Section 9.6.Modification or Amendment. The parties hereto may modify or amend this Agreement at any time, only by a written instrument duly executed and delivered by each party hereto.

Section 9.7.Notices. All notices and other cornmunications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered personally, on the fifth business day after being mailed by registered or certified mail (postage prepaid, return receipt requested), in each case, to the parties at the following addresses, or on the next business day after being sent by nationally-recognized overnight delivery service:

(a)	If to Buyer, to:

Edward P. Martin

Chief Executive Officer

SG Solutions, LLC

722 North High School Road

Indianapolis, Indiana 46214

With a copy to:

Don F. Morton, Esq.

c/o Wabash Valley Power Association, Inc.

722 North High School Road

P. O. Box 42700

Indianapolis, Indiana 46224

and

Lawrence F. Dorocke, Esq.

Dann Pecar Newman & Kleiman, P.C.

One American Square, Suite 2300

Box 82008

Indianapolis, Indiana 46282

(b)	If to Seller, to:

Harry H. Graves

Managing Director

Wabash River Energy, Ltd,

312 Walnut Street, Suite 2650

Cincinnati, Ohio 45202

With a copy to:

Timothy A. Garry, Jr., Esq.

Wood & Lamping LLP

600 Vine Street, Suite 2500

Cincinnati, Ohio 45202

No provision of this Agreement, including this Section, shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including such arising out of or in connection with this Agreement), which service shall be effected as required by applicable law. Either party to this Agreement may change its notice information by sending notice of any change to the other party in the same manner as required by this Section 9.7.

Section 9.8.Failure or Delay Not Waiver: Remedies Cumulative. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 9.9.Reasonable Commercial Efforts. Each party agrees to use reasonable commercial efforts to do all things and to receive all consents necessary to carry out the terms of this Agreement.

Section 9.10.Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Indiana, without regard to the conflicts of laws principles thereof.

Section 9.11.Counterparts. This Agreement may be executed in the original or by facsimile in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed and delivered by the duly authorized officers of each of the parties hereto as of the date first written above.

“Buyer”

SG SOLUTIONS, LLC, an Indiana limited liability company

By:	/s/ Edward P. Martin
Edward P. Martin, CEO
“Seller”

WABASH RIVER ENERGY, LTD.

/s/ H. H. Graves
By:	Harry H. Graves
Its:	President